Exhibit 10.2

SENIOR-SECURED SUPER-PRIORITY PRIMING

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of February 5, 2018

among

CENVEO CORPORATION,

as Borrower,

CENVEO, INC.,

as a Guarantor,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent

and

the Lenders party hereto

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ARTICLE V

REPRESENTATIONS AND WARRANTIES		48

5.01	Existence, Qualification and Power	48
5.02	Authorization; No Contravention	49
5.03	Governmental Authorization; Other Consents	49
5.04	Binding Effect	49
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	49
5.06	Litigation	50
5.07	No Default	50
5.08	Ownership of Property; Liens; Investments	50
5.09	Environmental Compliance	51
5.10	Insurance	52
5.11	Taxes	52
5.12	ERISA Compliance	52
5.13	Use of Proceeds	53
5.14	Subsidiaries; Equity Interests; Loan Parties	53
5.15	Margin Regulations; Investment Company Act	54
5.16	Disclosure	54
5.17	Compliance with Laws	54
5.18	Intellectual Property; Licenses, Etc.	54
5.19	Initial Budget	55
5.20	Casualty, Etc	56
5.21	Labor Matters	56
5.22	Collateral Documents	56
5.23	Anti-Terrorism Laws	56
5.24	Orders	57
5.25	Bankruptcy Matters	57
5.26	Material Contracts	57

ARTICLE VI

AFFIRMATIVE COVENANTS		57

6.01	Financial Statements	57
6.02	Certificates; Other Information	58
6.03	Notices	60
6.04	Payment of Obligations	61
6.05	Preservation of Existence, Etc.	62
6.06	Maintenance of Properties	62
6.07	Maintenance of Insurance	62
6.08	Compliance with Laws	63
6.09	Books and Records	63
6.10	Inspection Rights	63
6.11	Use of Proceeds	63
6.12	Covenant to Guarantee Obligations and Give Security	63
6.13	Compliance with Environmental Laws	67
6.14	Preparation of Environmental Reports	67
6.15	Further Assurances	67
6.16	Compliance with Terms of Leaseholds	68

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6.17	Additional Chapter 11 Reporting	68
6.18	Material Contracts	69
6.19	Restructuring Obligations	69
6.20	Collateral Monitoring and Reporting	69
6.21	Post-Closing Actions	70

ARTICLE VII

NEGATIVE COVENANTS		70

7.01	Liens	70
7.02	Indebtedness	71
7.03	Investments	72
7.04	Fundamental Changes	73
7.05	Dispositions	73
7.06	Restricted Payments	74
7.07	Change in Nature of Business	74
7.08	Transactions with Affiliates	75
7.09	Burdensome Agreements	75
7.10	Use of Proceeds	75
7.11	Financial Covenants	75
7.12	Capital Expenditures	75
7.13	Amendments of Organization Documents or Material Contracts	75
7.14	Accounting Changes	76
7.15	Prepayments, Etc. of Indebtedness	76
7.16	Amendment, Etc. of Related Documents and Indebtedness	76
7.17	Holding Company	76
7.18	Sanctions	77
7.19	Chapter 11 Cases	77

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES		77

8.01	Events of Default	77
8.02	Remedies upon Event of Default	82
8.03	Code and Other Remedies	82
8.04	Application of Funds	85
8.05	Receiver	85
8.06	Deficiency	85

ARTICLE IX

ADMINISTRATIVE AGENT		85

9.01	Appointment and Authority	85
9.02	Rights as a Lender	86
9.03	Exculpatory Provisions	86
9.04	Reliance by Administrative Agent	87
9.05	Delegation of Duties	87
9.06	Resignation of Administrative Agent	88

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9.07	Non-Reliance on Administrative Agent and Other Lenders	88
9.08	[Reserved]	88
9.09	Administrative Agent May File Proofs of Claim	88
9.10	Collateral and Guaranty Matters	89
9.11	Credit Bidding	90
9.12	Tax Indemnity	90

ARTICLE X

CONTINUING GUARANTY		91

10.01	Guaranty	91
10.02	Rights of Lenders	91
10.03	Certain Waivers	91
10.04	Obligations Independent	92
10.05	Subrogation	92
10.06	Termination; Reinstatement	92
10.07	Subordination	92
10.08	Stay of Acceleration	93
10.09	Condition of Borrower	93
10.10	Additional Guarantor Waivers and Agreements	93
10.11	Keepwell	94

ARTICLE XI

MISCELLANEOUS		94

11.01	Amendments, Etc.	94
11.02	Notices; Effectiveness; Electronic Communications	95
11.03	No Waiver; Cumulative Remedies	97
11.04	Expenses; Indemnity; Damage Waiver	98
11.05	Payments Set Aside	99
11.06	Successors and Assigns	99
11.07	Treatment of Certain Information; Confidentiality	103
11.08	Right of Setoff	103
11.09	Interest Rate Limitation	104
11.10	Counterparts; Effectiveness	104
11.11	Survival of Representations and Warranties	104
11.12	Severability	105
11.13	Replacement of Lenders	105
11.14	Governing Law; Jurisdiction; Etc.	106
11.15	Waiver of Jury Trial	107
11.16	No Advisory or Fiduciary Responsibility	107
11.17	Judgment Currency	108
11.18	USA PATRIOT Act Notice	108
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
11.20	ENTIRE AGREEMENT	109
11.21	[Reserved]	109
11.22	Subject to Orders	109

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SCHEDULES

1.02	-	Material Contracts
1.05	-	Accounts
2.01	-	Commitments and Applicable Percentages
5.08(b)	-	Existing Liens
5.08(c)	-	Owned Real Property
5.08(d)(i)	-	Leased Real Property (Lessee)
5.08(d)(ii)	-	Leased Real Property (Lessor)
5.08(e)	-	Existing Investments
5.09	-	Environmental Matters
5.14	-	Subsidiaries and Other Equity Investments; Loan Parties
5.18	-	Intellectual Property Matters
5.21	-	Labor Matters
5.26	-	Material Contracts
6.12	-	Guarantors
6.20	-	Deposit Accounts
6.21	-	Post-Closing Actions
6.23(c)	-	Milestones
7.02	-	Existing Indebtedness
7.09		Restrictions
11.02	-	Administrative Agent’s Office, Certain Addresses for Notices
11.06	-	Processing and Recordation Fees

EXHIBITS

Form of

A-1	-	Notice of Borrowing
A-2	-	Notice of Conversion/Continuation
A-2	-	Notice of Prepayment
B	-	Note
C	-	Compliance Certificate
D	-	Assignment and Assumption
E	-	[Reserved]
F	-	[Reserved]
G	-	Joinder Agreement
H	-	Pro Forma Adjustment Compliance Certificate
I	-	Tax Status Certificate
J	-	Initial Budget

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SENIOR-SECURED SUPER-PRIORITY PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR-SECURED SUPER-PRIORITY PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of February 5, 2018, among CENVEO CORPORATION, a Delaware corporation, as borrower and a debtor-in-possession in the Chapter 11 Cases (as defined below) (the “Borrower”), CENVEO, INC., a Colorado corporation (“Holdings”), as a Guarantor (as defined below) and a debtor-in-possession in the Chapter 11 Cases, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Wilmington Savings Fund Society, FSB, as Administrative Agent (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, on February 5, 2018 (the “Petition Date”) each Loan Party filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York;

WHEREAS, each Loan Party is continuing in the possession of its assets and in the operation and management of its business and properties as a debtor-in-possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Bankruptcy Court has entered an Interim Order pursuant to which the Lenders may make post-petition term loans to the Borrower pursuant to a credit facility in an aggregate principal amount not to exceed $100,000,000 (the “Facility”), as set forth in the Interim Order;

WHEREAS, the Loan Parties have asked the Lenders to provide the Borrower with Loans under the Facility for the purposes described herein, subject to the Orders;

WHEREAS, the Lenders are willing to extend such credit to the Borrower, subject to the terms and conditions in this Agreement and the Orders; and

WHEREAS, the Obligations of the Borrower are guaranteed by the Guarantors and, subject to the Carve-Out, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Loan Documents and the Orders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“4% Notes” means the 4% Senior Secured Notes due 2021 issued by the Borrower pursuant to the 4% Notes Documents.

“4% Notes Documents” means the 4% Notes Indenture, the 4% Notes and all other agreements, instruments and other documents pursuant to which the 4% Notes have been or will be issued or otherwise setting forth the terms of the 4% Notes.

“4% Notes Indenture” means the Indenture and Note Purchase Agreement, dated as of June 10, 2016 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, Holdings, the guarantors named therein, Allianzgi US High Yield Fund and Allianz Income And Growth Fund, as purchasers, each noteholder party hereto and the 4% Notes Indenture Trustee.

“4% Notes Indenture Trustee” means The Bank of New York Mellon, in its capacities as trustee and collateral agent under the 4% Notes Indenture.

“6% Notes” means the 6.000% Senior Priority Secured Notes due 2019 issued by the Borrower pursuant to the 6% Notes Documents.

“6% Notes Documents” means the 6% Notes Indenture, the 6% Notes and all other agreements, instruments and other documents pursuant to which the 6% Notes have been or will be issued or otherwise setting forth the terms of the 6% Notes.

“6% Notes Indenture” means the Indenture, dated as of June 26, 2014 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, the guarantors party thereto and the 6% Notes Indenture Trustee.

“6% Notes Indenture Trustee” means The Bank of New York Mellon, in its capacities as trustee and collateral agent under the 6% Notes Indenture.

“6% Unsecured Notes” means the 6.000% Senior Notes due 2024 issued by the Borrower pursuant to the 6% Unsecured Notes Documents.

“6% Unsecured Notes Documents” means the 6% Unsecured Notes Indenture, the 6% Unsecured Notes and all other agreements, instruments and other documents pursuant to which the 6% Unsecured Notes have been or will be issued or otherwise setting forth the terms of the 6% Unsecured Notes.

“6% Unsecured Notes Indenture” means the Indenture, dated as of June 10, 2016 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, the guarantors party thereto and the 6% Unsecured Notes Indenture Trustee.

“6% Unsecured Notes Indenture Trustee” means The Bank of New York Mellon, in its capacity as trustee under the 6% Unsecured Notes Indenture.

“8.5% Notes” means the 8.500% Junior Priority Secured Notes due 2022 issued by the Borrower pursuant to the 8.5% Notes Documents.

“8.5% Notes Documents” means the 8.5% Notes Indenture, the 8.5% Notes and all other agreements, instruments and other documents pursuant to which the 8.5% Notes have been or will be issued or otherwise setting forth the terms of the 8.5% Notes.

“8.5% Notes Indenture” means the Indenture, dated as of June 26, 2014 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, the guarantors named therein and the 8.5% Notes Indenture Trustee.

“8.5% Notes Indenture Trustee” means The Bank of New York Mellon, in its capacities as trustee and collateral agent under the 8.5% Notes Indenture.

“ABL DIP Credit Agreement” means that certain Ratification and Amendment Agreement, dated as of February 5, 2018, by and among the Borrower, the Guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto, ratifying and amending the Prepetition ABL Credit Agreement, including Exhibit A and all other exhibits, annexes and attachments thereto, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms and conditions set forth therein and the Orders.

“ABL DIP Facility” means the revolving loan and letter of credit facility established under the ABL DIP Credit Agreement in an aggregate principal amount not exceeding $190,000,000.

“ABL DIP Loans” means loans and other credit extensions made under the ABL DIP Credit Agreement.

“ABL DIP Priority Collateral” means the portion (if any) of the Collateral securing the ABL DIP Facility in which the lenders thereunder have a first priority security interest by virtue of the Orders.

“ABL DIP Secured Parties” means the “Secured Parties” under, and as such term is defined in, the ABL DIP Credit Agreement.

“Accounts” means all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Acquisition” by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Borrower) or (b) all or a substantial portion of the Property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any other Person (other than a Subsidiary of the Borrower), whether involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Adequate Protection Liens” has the meaning specified in the Order in effect on the date of determination.

“Adequate Protection Payments” means the adequate protection payments required to be made under Section 2.5 of the Interim Order or the Final Order, as applicable.

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacities as administrative agent and collateral agent under this Agreement and the other applicable Loan Documents, or any successor in such capacities.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied, and reasonably satisfactory, to the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain letter agreement, dated as of the date hereof, by and among the Borrower and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agent-Related Person” means the Administrative Agent and its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its affiliates.

“Aggregate Commitments” means, at any time, the aggregate principal amount of the Commitments of all Lenders in effect at such time. The Aggregate Commitments on the Closing Date is $100,000,000.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means, with respect to (a) Base Rate Loans, 7.00% per annum and (b) Eurodollar Rate Loans, 8.00% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the second decimal place) of the Aggregate Commitments represented by the principal amount of such Lender’s Commitment at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Budget” means the Initial Budget, at all times until updated pursuant to Section 6.17(b) by an Updated Budget during the continuance of the Chapter 11 Cases.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit D.

“Assignment Taxes” has the meaning specified in the definition of “Other Taxes.”

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would (or should) appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would (or should) appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, in each case as included in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Availability Period” means the period from and including the date the Interim Order is entered by the Bankruptcy Court to but excluding the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code (11 U.S.C. §101, et seq.), as amended and in effect from time to time, and any successor statute.

“Bankruptcy Court” means the Untied Stated Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Chapter 11 Cases.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change. For the purposes of subsection (c) above, the Eurodollar Rate shall be determined daily and any change in the Eurodollar Rate shall take effect on the day of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored, maintained or contributed to by the Borrower, Holdings or any Subsidiary or for which the Borrower, Holdings or any Subsidiary have an obligation to sponsor, maintain or contribute to or, with respect to any such plan that is subject to Sections 412 or 430 of the Code or Title IV of ERISA, is or was within the prior six years, established, sponsored, maintained, or contributed to or obligated to be contributed to, by the Borrower or any ERISA Affiliate or for which Borrower, Holdings or any Subsidiary or any ERISA Affiliates has any liability (contingent or otherwise) .

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.02; provided that “Borrowings” shall not include conversions and continuations of outstanding Loans.

“Borrowing Date” means any Business Day specified by the Borrower in any Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Budget Delivery Date” has the meaning specified in Section 6.17(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, or are in fact closed; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, and any other amounts due in respect of, Eurodollar Rate Loans, such day is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with Insurance Proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such Insurance Proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” has the meaning in (a) prior to the date of entry of the Final Order, the Interim Order or (b) for all purposes after the date on which the Final Order is entered, the Final Order, as the case may be.

“Cash Collateral Account” means any Deposit Account or Securities Account established by the Administrative Agent in which cash and Cash Equivalents may from time to time be on deposit or held therein as provided herein.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any nationally-recognized securities dealer or any commercial bank, trust company, savings and loan association or savings bank that (i) (A) is a Lender or (B) is (x) organized under the laws of the United States of America, any state thereof or the District of Columbia, or a political subdivision thereof, (y) a U.S. branch of any such institution organized under the laws of any other country that is a member of the OECD, or (z) the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) obligations with any Lender, any other bank or trust company described in clause (b) above, or any nationally-recognized securities dealer, in respect of the repurchase of obligations of the type described in clause (a) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender, such other bank or trust company or such securities dealer.

“Cash Management Order” means that certain Order Authorizing Cenveo, Inc., et al. to Continue (I) to Operate its Cash Management System, Honor Certain Prepetition Obligations Related Thereto, and Maintain Existing Business Forms; and (II) its Intercompany Transactions, which shall be in form and substance reasonably satisfactory to the Required Lenders, as the same may be extended, amended, supplemented or modified in a manner reasonably satisfactory to the Required Lenders.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), except the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b) a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, or (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clause (ii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert (excluding the Permitted Holders) shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis representing 20% or more of the combined voting power of such securities; or

(d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(e) any plan for the liquidation or dissolution of any Loan Party (whether or not otherwise in compliance with the provisions of this Agreement) is approved by holders of the Capital Stock of such Loan Party; or

(f) all or substantially all of the assets of any Loan Party are sold, leased, transferred or otherwise disposed of; or

(g) the occurrence of a change of control (or similar event, however defined) under and as defined in any of the Prepetition Debt Documents.

“Chapter 11 Cases” has the meaning specified in the recitals.

“Chapter 11 Debtors” has the meaning assigned to the term “Debtors” in the Orders.

“Chapter 11 Plan Effective Date” means the effective date of the Plan of Reorganization.

“Chattel Paper” has the meaning provided in Article 9 of the UCC.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “DIP Collateral”, as such term is defined in the Orders and, for the avoidance of doubt, includes all assets and property of the Loan Parties (other than Excluded Property).

“Collateral Documents” means, collectively, the Security Agreement, the Orders and all other similar documents, instruments and agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates, perfects or records, or purports to create, perfect or record, a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, in the aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, as amended from time to time to reflect Assignments (if any), and as such amount may be reduced pursuant to this Agreement.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Notice” has the meaning assigned to such term in Section 2.12(c).

“Control Effective Time” has the meaning assigned to such term in Section 2.12(c).

“Credit Date” has the meaning assigned to such term in Section 5.

“Cumulative Net Operating Cash Flow” means, on any date of determination, the amount equal to (a) Total Cash Receipts minus (b) Total Operating Disbursements, measured in each case, on a cumulative basis, for the period commencing on the Closing Date through and including the last day of the then most recently ended Testing Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state, or territory thereof, or of any other applicable jurisdictions, from time to time in effect and affecting the rights of creditors generally (including, as the case may be, applicable corporate statutes).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” means any Lender that (a) has failed to perform any funding obligations hereunder, or that has failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder and, in each case, such failure is not cured within three (3) Business Days; (b) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three (3) Business Days following request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency proceeding or taken any action in furtherance thereof, or become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company.

“Deposit Account” has the meaning assigned thereto in Article 9 of the UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Motion” means a motion to be filed by the Chapter 11 Debtors with the Bankruptcy Court seeking approval of the Facility, which motion shall be in form and substance acceptable to the Required Lenders.

“DIP Priority Collateral” means the portion of the collateral securing the Facility in which the Lenders have a first priority perfected security interest by virtue of the Orders.

“DIP Superpriority Claims” has the meaning specified in the Order in effect on the date of determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) pursuant to Sections 1.07 and 1.08.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions programs.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials or the Release into the Environment of Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or results in the imposition of liability under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, insolvent or in endangered or critical status; (d) other than to the extent expressly permitted by the terms of the Restructuring Support Agreement, the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan including the receipt by the Borrower or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Multiemployer Plan or appoint a trustee to administer any such Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, Holdings or any ERISA Affiliate; (g) a determination that any Pension Plan is in, or expected to be in, “at risk” status; or (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of application for a waiver of the minimum funding standard with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the offered rate administered by ICE Benchmark Administration (or any successor or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market in a manner consistent with market practice) (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market (or other applicable interbank market selected by the Administrative Agent) at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that, the Eurodollar Rate applicable to a Eurodollar Rate Loan shall be deemed to be not less than 1.00% per annum; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market (or other applicable interbank market selected by the Administrative Agent) for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered to major banks in the London interbank Eurodollar market (or other applicable interbank market selected by the Administrative Agent) at their request at the date and time of determination provided that, the Eurodollar Rate applicable to a Base Rate Loan shall be deemed to be not less than 2.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the FRB) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Rate” means, on any day with respect to any currency other than Dollars, the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for such currency.

“Exchange Rate Date” has the meaning set forth in Section 1.08.

“Excluded Property” has the meaning set forth in the Security Agreement and shall include any Equity Interests in any Person owned by a Loan Party that does not constitute “Pledged Equity” pursuant to the provision in Section 2.01(a) of the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 of this Agreement and Section 5.15 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to such Lender pursuant to Laws in effect at the time (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 11.13), or (ii) designates a new

Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01(a), (c) any Tax attributable to a failure of a recipient to comply with Section 3.01(e) and (d) any withholding Taxes imposed under FATCA.

“Facility” has the meaning assigned to such term in the recitals.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent by three (3) federal funds brokers of recognized standing selected by the Administrative Agent on such day on such transactions, as determined by the Administrative Agent.

“Fees” means all amounts payable pursuant to or referred to in Section 2.05.

“Final Order” means a final order of the Bankruptcy Court approving the Loans and the Facility, in form and substance acceptable to the Required Lenders, which l shall be in full force and effect and shall not be reversed, vacated, stayed, amended, supplemented or otherwise modified or subject to the possibility of appeal, in each case, without the prior written consent of the Required Lenders.

“Financial Covenants” means the covenants set forth in Section 7.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, or, in each case, any successor statute thereto.

“Foreign Lender” means the Administrative Agent and any Lender, in each case, that is not a “U.S. Person”.

“Foreign Plan” means any employee benefit plan established or maintained by Borrower, Holdings or any Subsidiary (other than a Plan or Multiemployer Plan) for the benefit of employees employed outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, or any other nation, or of any political subdivision thereof, whether state, territorial, local, municipal or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively (a) Holdings, and (b) the Subsidiaries listed on Schedule 6.12 and each other Subsidiary of the Borrower that executes the Guaranty or that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, (i) the Guaranty made by Holdings under Article X in favor of the Secured Parties, and (ii) the Guaranty made by the Guarantors in favor of the Secured Parties, dated as of the date hereof, in each case, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances, pollutants, contaminants or wastes of any nature in any form regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the preamble hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistent with past practices and not past due for more than ninety (90) days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any Affiliate of such Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligations of any Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof due and payable by such Person as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Budget” has the meaning specified in Section 5.19.

“Initial Loan” has the meaning specified in Section 2.01.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any casualty or other loss, damage or destruction of any real or personal property of Holdings or its Subsidiaries.

“Intellectual Property” has the meaning specified in Section 5.18.

“Interest Payment Date” means, (a) as to each Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to each Base Rate Loan, the first Business Day of each calendar month and (c) as to each Loan, the date of prepayment of such Loan and the Maturity Date of such Loan.

“Interest Period” means, as to any Borrowing of a Eurodollar Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the date that is one month thereafter, as the Borrower may elect, or the date any Borrowing of a Eurodollar Rate Loan is converted to a Borrowing of a Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” means the interim order entered by the Bankruptcy Court in the Chapter 11 Cases approving the DIP Motion on an interim basis, which Interim Order shall be in form and substance acceptable to the Required Lenders, shall be in full force and effect, and shall not, subject to entry of the Final Order, be reversed, vacated, stayed, amended, supplemented or otherwise modified without the prior written consent of the Required Lenders.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings’ and its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning as defined in the UCC, including all goods intended for sale, lease, display or demonstration, all work in process, and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or (d) any other investment of money or capital outside the ordinary course of business in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement executed and delivered in accordance with the provisions of Section 6.12, substantially in the form of Exhibit G hereto.

“Laws” means, collectively, all international, foreign, federal, state, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Advisors” means, collectively, each of the advisors (including Ducera), counsel (with respect to legal fees and expenses, limited to Stroock & Stroock & Lavan LLP and one local counsel in each jurisdiction where necessary), consultants and other professionals as are reasonably required by the Required Lenders in connection with the Facility or any other transactions contemplated by the Restructuring Support Agreement.

“Lender Payment Letter” means that certain letter agreement, dated as of the date hereof, by and among the Borrower, Holdings and the Lenders party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Lender Payment” has the meaning specified in Section 2.05.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), trust (constructive, deemed, statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Payment Letters, (f) each Joinder Agreement, (g) each Notice of Borrowing, Notice of Conversion/Continuation and Notice of Prepayment and (h) each other agreement, instrument or document now or hereafter executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one such Person.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market or in another applicable interbank Eurodollar market used to determine the Eurodollar Rate in accordance with the definition thereof.

“Make-Whole Amount” means, with respect to optional prepayments of Loans on any date prior to the Maturity Date, an amount (payable in cash) equal to the excess, if any, of (a) the present value as of such prepayment date of (i) the principal amount of such Loans plus (ii) the amount of all interest (calculated using the interest rate applicable to such Loans as of the date of such prepayment) that would have accrued on the principal amount of such Loans from such prepayment date through the Maturity Date (excluding any accrued but unpaid interest to such prepayment date), computed using a discount rate equal to the Treasury Rate (as in effect on such prepayment date) plus 0.50%, over (b) the principal amount of such Loans.

“Management Conference Call” has the meaning specified in Section 6.17(d).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the Collateral or the Administrative Agent’s Liens on the Collateral or the priority of such Liens, in each case, other than resulting from the commencement or continuation of the Chapter 11 Cases, the events that customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, any defaults under agreements that have no material effect on Borrower and Guarantors under the terms of the Bankruptcy Code as a result of the commencement of the Chapter 11 Cases. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event together with all other events related thereto (whether concurrent or in a series) would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Loan Party, each contract or agreement listed on Schedule 1.02 hereto and each other contract or agreement entered into by any Loan Party (x) pursuant to which the aggregate consideration payable thereunder is in excess of $20,000,000 in any fiscal year or (y) the breach or termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest to occur of: (a) the date that is 9 months after the Petition Date; (b) the date of consummation of any sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code; (c) the date that is forty (40) calendar days after the Petition Date, if the Final DIP Order has not been entered by the Bankruptcy Court on or before such date; (d) the date on which the Loans shall become due and payable and Commitments terminated upon acceleration pursuant to Article 8 and (e) the Chapter 11 Plan Effective Date.

“Maximum Cap Ex Amount” has the meaning specified in Section 7.12.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Milestones” means the events described in Schedule 6.23(c).

“Minimum Liquidity” means, as of any time of determination, the sum of the amount of unrestricted and unreserved cash and Cash Equivalents of the Loan Parties that is not subject to a Lien (other than restricted and reserved cash subject to the Liens securing the Loans and the obligations under the ABL DIP Facility), plus Availability (as defined in the ABL DIP Facility) under the ABL DIP Facility at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Benefit Plan of the type described in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means proceeds received by any Loan Party or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Disposition by any Loan Party or its Subsidiaries (other than (x) pursuant to Sections 7.05(a), 7.05(b), 7.05(c) and 7.05(g) and (y) any Disposition between the Borrower and the Loan Parties or any Disposition among the Loan Parties permitted pursuant to Section 7.05) (provided with respect to any Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with any Disposition made pursuant to Section 7.05(f), solely to the extent such Net Cash Proceeds exceed $1,000,000) net of (i) the reasonable and documented cash costs of sale, assignment or other disposition, including, without limitation, legal, accounting, investment banking fees and sales commissions incurred as a result thereof, taxes paid as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Disposition (other than any Lien securing ABL DIP Priority Collateral) by Borrower or any Loan Party as a result thereof and (ii) any amount required by the Bankruptcy Court to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected and unavoidable Lien on the assets subject to such Disposition; provided, however, that the evidence of each of (i) and (ii) are provided to the Administrative Agent in form satisfactory to the Required Lenders; (b) Recovery Event (net (i) of any expenses of the type described in clause (a)(ii) above, if any and (ii) any actual out-of-pocket costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof (and any bona fide costs incurred in connection with taking of such assets), (c) (i) sale or issuance of Equity Interests by any Loan Party or any of its Subsidiaries or (ii) the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, other than the incurrence of Indebtedness permitted under Section 7.02, in each case of (c)(i) and (c)(ii), net of reasonably and documented brokers’ and advisors’ fees and other costs actually incurred in connection with such transaction.

“Note” means a promissory note made pursuant to Section 2.04(e) by the Borrower in favor of a Lender, evidencing the Loans made by such Lender, which promissory note shall be substantially in the form of Exhibit B hereto.

“Notice of Borrowing” means a notice substantially in the form of Exhibit A-1 hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit A-2 hereto.

“Obligations” means all advances to, and debts (including interest, principal, fees, costs, expenses and indemnities), liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or arising in connection with the Transactions, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of “Embargoed Person.”

“Orders” means the Interim Order and/or the Final Order, as the context requires.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited company, the memorandum of association and articles of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, filing, recording, intangible or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but shall not include Other Connection Taxes imposed as a result of a transfer by a Lender or a Participant of any interest in a Loan Document (“Assignment Taxes”), other than Assignment Taxes imposed in respect of a transfer pursuant to Section 11.13(a).

“Outstanding Amount” means with respect to all Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment Letters” means, collectively, the Agent Fee Letter and the Lender Payment Letter.

“Payor” has the meaning specified in Section 7.06(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any Benefit Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 or 430 of the Code.

“Perfection Certificate” has the meaning given such term in Section 1.03 of the Security Agreement.

“Permitted Holders” means Robert G. Burton, Sr., his immediate family and their heirs and estates and any Person (other than a natural Person and Holdings and its Subsidiaries) that is wholly-owned or otherwise directly Controlled by any of the foregoing, including, without limitation, Burton Capital Management, LLC.

“Permitted Variance” means for any Testing Period set forth in the Approved Budget, (a) the Total Cash Receipts shall not be less than 80% of the budgeted amount as set forth in the Approved Budget with respect to the one calendar week period ending February 9, 2018, 85% of the budgeted amount as set forth in the Approved Budget with respect to the two (2) calendar week period ending February 16, 2018 and 90% of the budgeted amount as set forth in the Approved Budget with respect to each Testing Period thereafter, and (b) the Total Operating Disbursements shall not exceed 120% of the budgeted amount as set forth in the Approved Budget with respect to the one calendar week period ending February 9, 2018, 115% of the budgeted amount as set forth in the Approved Budget with respect to the two (2) calendar week period ending February 16, 2018 and 110% of the budgeted amount as set forth in the Approved Budget with respect to each Testing Period thereafter (without giving effect to the making of Revolving Loans or DIP Term Loans or the repayments or prepayments of Revolving Loans or DIP Term Loans) (as set forth in the Approved Budget with respect to the applicable Testing Period) and (c) the variance in the actual Cumulative Net Operating Cash Flow to the budgeted amount (as set forth in the Approved Budget with respect to the applicable Testing Period) shall not be more than $20,000,000 (adverse to the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning given such term in the recitals hereto.

“Plan of Reorganization” means a plan of reorganization under the Chapter 11 Cases (including all related schedules, supplements, exhibits and orders, as applicable), which shall be in form and substance satisfactory to the Required Lenders and consistent with the terms of the Restructuring Support Agreement.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 2.01 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 2.01 of the Security Agreement.

“Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of April 16, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Holdings, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender (each, as defined therein), and the other entities party thereto from time to time.

“Prepetition ABL Credit Agreement” means the revolving loan facility established under the Prepetition ABL Credit Agreement.

“Prepetition ABL Documents” means the Loan Documents, as such term is defined in the Prepetition ABL Credit Agreement.

“Prepetition Debt Documents” means the Prepetition ABL Documents and the Prepetition Notes Documents.

“Prepetition Indebtedness” means all Indebtedness of the Borrower outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases, including under the Prepetition Notes Documents and the Prepetition ABL Documents.

“Prepetition Notes Documents” means, collectively, (a) the 4% Notes Documents, (b) the 6% Notes Documents, (c) the 6% Unsecured Notes Documents and (d) the 8.5% Notes Documents.

“Prepetition Secured Parties” means Persons constituting “Secured Parties”, as such term is defined in each of the Prepetition Notes Documents and the Prepetition ABL Documents.

“Prime Rate” means for any day, a rate per annum that is publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by the Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent).

“Pro Rata Share” means, with respect to each Lender on any date, a fraction (expressed as a percentage, carried out to the second decimal place), the numerator of which is the (x) aggregate principal amount of outstanding Loans held by such Lender on such date plus (y) the aggregate principal amount of such Lender’s unfunded Commitments on such date and the denominator of which is (1) the aggregate principal amount of all outstanding Loans on such date plus (2) the unfunded Aggregate Loan Commitments on such date. The Pro Rata Shares of each Lender as in effect on the Closing Date are set forth opposite the name of such Lender on Schedule 2.01.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recovery Event” means any event or circumstance that results in the receipt by any Person of Insurance Proceeds or any taking of property of the Loan Parties or any of its Subsidiaries pursuant to the power of eminent domain, condemnation or otherwise that results in the receipt by such Person of a compensation payment in respect thereof.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Documents” means (a) the Prepetition Debt Documents and (b) all Material Contracts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the successors, assigns, partners, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate (a) principal amount of Loans outstanding on such date and (b) Commitments on such date; provided that all Loans and Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of (x) any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (y) any principal, premium, interest, expenses or similar payments under any Prepetition Debt Documents (other than as permitted by the Orders).

“Restructuring Support Agreement” means that certain Restructuring Support Agreement (including all exhibits, schedules and attachments thereto) dated on or about the Petition Date, (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof), by and among the Loan Parties, certain holders of the 6% Notes and the other parties party thereto from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 6.01 Financials” means the quarterly and annual financial statements required to be delivered pursuant to Sections 6.01(a) and (b).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account” has the meaning specified in Article 8 of the UCC.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Settlement Date” has the meaning specified in Section 2.14(b).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11 of this Agreement and Section 5.15 of the Guaranty).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Supermajority Lenders” means those non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66 2⁄3%.”

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement governing any transaction described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication” has the meaning specified in Section 11.06(b).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Status Certificate” has the meaning set forth in Section 3.01(e).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” means (a) the one (1) calendar week period ending February 9, 2018, (b) the two (2) calendar week period ending February 16, 2018, (c) the three (3) calendar week period ending February 23, 2018, and (d) thereafter, each rolling four (4) calendar week period ending one (1) week after the end of the preceding Testing Period.

“Threshold Amount” means $5,000,000.

“Total Cash Receipts” means the “total cash receipts” detailed in the Approved Budget.

“Total Operating Disbursements” means the aggregate amount of “total operating cash disbursements” as detailed in the Approved Budget. For the avoidance of doubt, Total Operating Disbursements shall include disbursements related to plant and facility closures and consolidations, and shall exclude each of the following: professional fees, expenses, costs and disbursements (including legal fees, expenses, costs and disbursements) of the Loan Parties, any official committee appointed in the Chapter 11 Cases, or any creditor of the Loan Parties in the Chapter 11 Cases or otherwise, interest and financing fees, and the transition services agreement related to the purchase of the Borrower’s Quality Park assets by LSC Communications.

“Trade Date” has the meaning specified in Section 11.06(b)(i)(B).

“Transactions” (a) the execution, delivery and performance by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the borrowing of Loans and the use of proceeds thereof, (c) the Chapter 11 Cases, (d) the consummation of all other transactions contemplated by or relating to any of the foregoing and (e) the payment of the fees, costs, disbursements and expenses incurred in connection with the consummation of the foregoing.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the FRB (or companion online data resource published by the FRB) and which establishes yield on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two (2) Business Days prior to date of any prepayment of Loans (or, if such statistical release is no longer published, any publicly available source or similar market data), most nearly equal to the period from the date of such prepayment of Loans to the second anniversary of the Closing Date; provided, that if the period from the date of such prepayment of Loans to the second anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such prepayment of Loans to the second anniversary of the Closing Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.13(e).

“Updated Budget” has the meaning specified in Section 6.17(b).

“USA PATRIOT Act” has the meaning specified in the definition of “Anti-Terrorism Laws.”

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Variance” means a difference, expressed as a percentage or number (as applicable), between (a) the amount contained in the Approved Budget with respect to projected Total Cash Receipts, projected Total Operating Disbursements and projected Cumulative Net Operating Cash Flow for any Testing Period and (b) the actual Total Cash Receipts, actual Total Operating Disbursements and actual Cumulative Net Operating Cash Flow, respectively, for such Testing Period.

“Variance Report” has the meaning specified in Section 6.17(b).

“Variance Reporting Delivery Date” has the meaning specified in Section 6.17(b).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) The Borrower has a fiscal year and fiscal quarters not ending on the calendar year and calendar quarter, respectively. For the avoidance of doubt for so long as such situation exists, when interpreting any provision of this Agreement relating to a fiscal year or fiscal quarter or period ended at or as of the end of a fiscal year or fiscal quarter, including, without limitation, the Financial Covenants, any reference to such a period shall be deemed to refer to the Borrower’s fiscal quarter or year ended nearest the given date.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Uniform Commercial Code.

Terms defined in the UCC (as in effect in the State of New York from time to time) and used but not otherwise defined herein shall be used herein in accordance with the UCC in effect in the State of New York from time to time.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.01 Commitments.

Subject to the terms and conditions hereof, the Orders and the Approved Budget, and relying upon the representations and warranties herein set forth, the Lenders agree, severally and not jointly, to make term loans to the Borrower (a) once (but not more than once) on the Closing Date in an aggregate principal amount not to exceed $50,000,000 (the “Initial Loans”) and (b) during the Availability Period but on or after the date on which the Final Order is entered by the Bankruptcy Court, in an aggregate principal amount not to exceed the Aggregate Loan Commitments in effect at such time (the “Delayed-Draw Loans” and, together with the Initial Loans, collectively, the “Loans” and, each, a “Loan”); provided, that the Borrower shall not request, and the Lenders shall not be required to make, (x) Delayed-Draw Loans on more than three (3) separate occasions and (y) Delayed-Draw Loans on any Borrowing Date in an aggregate principal amount exceeding the lesser of $10,000,000 and the Aggregate Loan Commitments in effect at such time. Loans made by the Lenders pursuant to this Section 2.01 shall be made in accordance with their respective Pro Rata Shares. Each Lender’s Commitment shall be reduced on a dollar-for dollar basis in an amount equal to the Loans foundered thereunder. Without limiting the generality of the forgoing, in no event shall any Lender be required to make any Loans at any time in an amount that exceeds such Lender’s Commitment in effect at such time. Once repaid, the Loans may not be reborrowed. Each Loan not contemplated by the Approved Budget shall only be required to be made if, and only if, requested by the Borrower and approved by the Required Lenders in their reasonable discretion (or the Administrative Agent, acting at the written direction of the Required Lenders). Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of Loans to be made on the initial Borrowing Date and on each subsequent Borrowing Date shall be in an amount equal to the Loans requested on such Borrowing Date minus 1.00% of the aggregate principal amount of Loans requested on such Borrowing Date (it being agreed that the full principal amount of any such Loans will be deemed outstanding on and as of the applicable Borrowing Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of Eurodollar Rate Loans, an integral multiple of $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 3.02, 3.03 and 3.04, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to pay additional amounts pursuant to Sections 3.02, 3.03 and 3.04. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Borrowings of Eurodollar Rate Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to the account of the Borrower set forth in the Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) [Reserved].

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.03 Borrowing Procedure.

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering a Notice of Borrowing in respect of such Loan by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent) not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or such shorter period as the Required Lenders and the Administrative Agent are willing to accommodate in their sole discretion). Each such Notice of Borrowing shall be irrevocable, subject to Sections 2.09 and 3.01. Each such Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of Eurodollar Rate Loans;

(d) in the case of a Borrowing of Eurodollar Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) that the conditions set forth in Section 4.01 or Section 4.02, as applicable, are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of Eurodollar Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

2.05 Fees and Payments.

(a) [Reserved].

(b) Lender Payments. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders (other than any Defaulting Lender), the amounts set forth in the Lender Payment Letter or such other amounts payable at the times separately agreed upon in writing between the Borrower and the Lenders (collectively, the “Lender Payments”).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter, or such other fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d) All fees, payments and other amounts payable pursuant to this Section 2.05 shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate and on a ratable basis in accordance with their Pro Rata Shares, among the Lenders (other than Defaulting Lenders). Once paid, none of the fees shall be refundable under any circumstances.

2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of Eurodollar Rate Loans shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans (in each case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in immediately available funds in arrears on each Interest Payment Date, commencing with the first applicable Interest Payment Date occurring after the Closing Date, for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable in cash on demand and, absent demand, on each Interest Payment Date and upon termination of the Commitments, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 365/366 days, except that interest computed by reference to the Eurodollar Rate (other than Base Rate Loans determined by reference to the Eurodollar Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

2.07 Termination and Reduction of Commitments.

The Commitments shall automatically terminate on the Maturity Date.

2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Eurodollar Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of Eurodollar Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than three (3) Borrowings of Eurodollar Rate Loans outstanding hereunder at any one time

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and the Borrower.

(c) Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of Eurodollar Rate Loans; and

(iv) if the resulting Borrowing is a Borrowing of Eurodollar Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Notice of Conversion/Continuation requests a Borrowing of Eurodollar Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Notice of Conversion/Continuation with respect to a Borrowing of Eurodollar Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of Eurodollar Rate Loans and (ii) unless repaid, each Borrowing of Eurodollar Rate Loans shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto.

2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right, at any time and from time to time prior to the Maturity Date, to voluntarily prepay the principal amount of the Loans outstanding at such time, in whole or in part; provided, that each such prepayment shall (i) be accompanied by payment in cash of all accrued and unpaid interest on the principal amount of Loans being prepaid to, but excluding the date of, such prepayment, (ii) be in an amount that is an integral multiple of $100,000, (iii) be made in accordance with this Agreement (including clauses (c) and (d) of this Section 2.09)) and (iv) be accompanied by payment of the Make-Whole Amount.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) If on any date any Loan Party or any of its Subsidiaries shall receive any Net Cash Proceeds, then, subject to the Orders, an amount equal to 100% of such Net Cash Proceeds (excluding Net Cash Proceeds in respect of assets of the Loan Parties constituting ABL Priority Collateral that are actually used to prepay the ABL DIP Loans) shall immediately be applied not later than three (3) Business Days after the date of receipt thereof toward the prepayment of the Loans in accordance with this Agreement (including clauses (c) and (d) of this Section 2.09)).

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the Notice Of Prepayment delivered pursuant to Section 2.09(d). Except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent and the Lenders then due and payable pursuant to the Loan Documents; second, to interest then due and payable on the Loans; third, to the principal balance of the Loans outstanding until the same has been prepaid in full; fourth, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and fifth, returned to the Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans (with all interest accruing thereon for the account of the Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding the foregoing, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent of any prepayment hereunder by delivering a Notice of Prepayment in respect of such Loan by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent) (i) in the case of prepayment of a Borrowing of Eurodollar Rate Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Borrowing of Base Rate Loans, not later than 12:00 noon, New York City time, on the date of prepayment. Each such Notice of Prepayment shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each Notice of Prepayment pursuant to this Section shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such Notice of Prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Borrower reimburses each Lender pursuant to Section 3.05 for any funding losses within five (5) Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such Notice of Prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

2.10 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 3.02, 3.03, 3.04 and 3.05 or otherwise) at or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 3.02, 3.03, 3.04, 3.05 and 11.04 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, , interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 8.03 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.

(d) [Reserved].

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.11 Defaulting Lenders.

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares and any Commitments of any such Defaulting Lender shall automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their Commitments, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 11.01.

(b) Payments; Fees. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent or the Borrower, to be held in a Deposit Account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender.

(c) Cure. The Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans and other exposures under the Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed in writing by the Borrower, the Administrative Agent (which shall make such determination in its discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by, or on account of any Obligation of, any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the applicable withholding agent shall be required by applicable Law to deduct any Taxes in respect of such payments, then (i) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes with respect to amounts payable under the Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) The Administrative Agent and any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower, Holdings, such other Loan Party and the Administrative Agent, at the time or times reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law, or reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent and any Lender, if requested by the Borrower, Holdings, any other Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, Holdings, such other Loan Party or the Administrative Agent as will enable the Borrower, Holdings, such other Loan Party or the Administrative

Agent to determine whether or not such Administrative Agent or such Lender is subject to backup withholding or information reporting requirements. The Administrative Agent and each Lender shall, whenever a lapse in time or change in circumstances renders any documentation (including any specific documentation required below in this Section 3.01(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower, Holdings, such other Loan Party and the Administrative Agent updated or other appropriate documentation or promptly notify the Borrower, Holdings, such other Loan Party and the Administrative Agent of its legal inability to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or a party under this Agreement whichever of the following is applicable:

(1) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) duly completed copies of Internal Revenue Service Form W-8ECI or W-8EXP,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate (a “Tax Status Certificate”) to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and that no interest payments will be considered effectively connected income and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(4) where such Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation, including IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Tax Status Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on the beneficial owner(s) behalf), and/or

(5) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(C) If a payment made to a Foreign Lender or the Administrative Agent hereunder or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent (as the case may be) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or in any agreement or request entered into or issued pursuant to such Sections), such Lender or the Administrative Agent (as the case may be) shall deliver to the Borrower, Holdings and (in the case of such Lender) to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, Holdings or the Administrative Agent, such documentation, certifications or other information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation, certifications or other information reasonably requested by the Borrower, Holdings or the Administrative Agent as may be necessary for the Borrower, Holdings or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent (as the case may be) has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), neither the Administrative Agent nor any Lender shall be required to deliver any documentation that it is not legally able to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party, or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

(g) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, in respect thereof (in each case, except for Indemnified Taxes, any Taxes described in clauses (b) through (d) of the definition of Excluded Tax and Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities,” as defined in Regulation D of the FRB), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan; provided, the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender together with a schedule containing a reasonably detailed explanation and calculation thereof; and provided, further, that such additional interest shall not exceed an amount based upon an interest rate per annum equal to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of a Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, in the good faith judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not cause such Lender to suffer any economic, regulatory or other disadvantage (except to a de minimis extent).. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. For the avoidance of doubt, nothing in this Section 3.06 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 3.01, 3.04 and 3.05.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by or replacement of a Lender, termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing.

This Agreement and the obligations of the Administrative Agent and the Lenders hereunder shall not become effective until the Business Day (the “Closing Date”) on which the following conditions are satisfied in a manner satisfactory to, or waived in writing by, the Required Lenders:

(a) Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of a copy of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Required Lenders and the Administrative Agent:

(i) counterparts of this Agreement, the Payment Letters and a Guaranty, in each case, duly and properly executed and delivered by each of the parties thereto;

(ii) a Note duly and properly executed by a Responsible Officer of the Borrower in favor of each Lender requesting a Note;

(iii) a pledge and security agreement (together with each other pledge and security agreement and pledge and security agreement supplement delivered by any Loan Party pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly and properly executed by each of the parties thereto, together with:

(A) certificates (if any) representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank by the applicable Loan Party and instruments evidencing the Pledged Debt (if any) indorsed in blank by the applicable Loan Party,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement covering the Collateral described therein,

(C) certified copies of UCC, insolvency, tax, judgment lien and execution searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state, territory and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) a Perfection Certificate, duly executed and properly completed by a Responsible Officer of each Loan Party, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and/or the Orders, as applicable, has been taken;

(iv) [reserved];

(v) [reserved];

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require, including without limitation copies of each Loan Party’s Organizational Documents and certificates of good standing, to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) [reserved];

(ix) a favorable opinion of Kirkland & Ellis LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(x) a favorable opinion of Polsinelli, special Colorado, Georgia, Maryland and Virginia counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xi) [reserved];

(xii) a favorable opinion of Bose McKinney & Evans LLP, special Indiana counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xiii) each other Loan Document required by the Administrative Agent or the Required Lenders to be effective on the Closing Date, in each case, duly and properly executed by each of the parties thereto;

(xiv) [reserved];

(xv) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xvi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(xvii) [reserved];

(xviii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral; and

(xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Required Lender reasonably may require.

(b) Initial Budget. Administrative Agent shall have received the Initial Budget, in form and substance satisfactory to the Required Lenders.

(c) Patriot Act. Each Loan Party shall have provided such documentation and other information reasonably requested by the Lenders and/or the Administrative Agent in connection with regulatory requirements under the applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation the PATRIOT Act.

(d) ABL DIP Facility. The ABL DIP Facility shall have been entered into prior to or concurrently with entry into this Agreement and the Administrative Agent shall have received a copy of the ABL DIP Credit Agreement and the Ratification Agreement, duly and properly executed and delivered by each of the parties thereto, and the ABL DIP Credit Agreement and the Ratification Agreement shall be in full force and effect.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Borrowings.

The obligation of each Lender to make any Loans (including the Initial Loans and any Delayed-Draw Loans) shall be subject to the occurrence of the Closing Date and the satisfaction in a manner satisfactory to, or waiver in writing by), the Required Lenders of each of the conditions precedent set forth below (and, with respect to Section 4.02(e) only, the Administrative Agent):

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default or Violation of Law. No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of proceeds thereof. The making of such Loan shall not violate any applicable Law in any material respect.

(c) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in respect of each applicable Loan in accordance with the requirements of Section 2.03.

(d) Material Adverse Change. Since December 31, 2017, there shall not have occurred any event, development, circumstance or change that could reasonably be expected to, individually or in the aggregate with any other such event, development, circumstance or change, have a Material Adverse Effect.

(e) Fees and Other Payments. The Borrower shall have paid in full in cash all reasonable and documented fees, costs, charges, expenses and disbursements payable pursuant to the Loan Documents or otherwise in connection with the Transactions of (i) the Administrative Agent, (ii) the Lenders, (iii) (x) counsel to the Administrative Agent and (y) the Lender Advisors, in each case, to the extent invoiced prior to the proposed Borrowing Date.

(f) [Reserved].

(g) Restructuring Support Agreement. The Administrative Agent shall have received a copy of the Restructuring Support Agreement, duly executed and delivered by each of the parties thereto, and such Restructuring Support Agreement shall be in full force and effect and shall not have been amended, waived, terminated or otherwise modified without the prior written consent of the Required Lenders.

(h) Approved Budget. The Initial Budget or such other Approved Budget shall be in full force and effect on and as of the proposed Borrowing Date, and the making of any Loan on any Borrowing Date shall be in accordance with the Initial Budget or such other Approved Budget.

(i) Motions and Documents. All (i) first day motions filed by the Loan Parties on the Petition Date and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance satisfactory to the Required Lenders and (ii) DIP Motions and all documents to be filed with and submitted to the Bankruptcy Court related to this Agreement or the Loans (including relating to the approval hereof and thereof) shall be in form and substance satisfactory to the Required Lenders.

(j) Interim Order/ Final Order. With respect to Initial Loans, the Bankruptcy Court shall have entered the Interim Order not later than five (5) calendar days after the Petition Date, which Interim Order shall, at all times and on each Borrowing Date prior to the entry of the Final Order, be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required Lenders. With respect to Delayed-Draw Loans, the Bankruptcy Court shall have entered the Final Order, which Final Order shall, on each Borrowing Date on and after the entry of the Final Order, be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required Lenders.

(k) Validity and Priority of Liens. The Administrative Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral, in each case, having the priorities set forth in the Interim Order and/or the Final Order and subject only to the Carve-Out.

(l) Cash Management System. The Loan Parties shall have established a cash management system approved by the Cash Management Order and satisfactory to the Required Lenders in all material respects, and all documentation relating to the foregoing shall have been executed and delivered to the Administrative Agent.

(m) Milestones. The Loan Parties shall have satisfied all Milestones which are required to be satisfied on or prior to the applicable Borrowing Date.

(n) Other. The Borrower shall have delivered to the Administrative Agent and the Lenders such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Loan Party or any of their Subsidiaries reasonably requested by the Administrative Agent or such Lender reasonably in advance of any such Borrowing.

(o) Cleansing Materials. The Borrower shall have taken all actions (including publicly disclose all information, documents and other materials) as are required pursuant to applicable confidentiality and nondisclosure agreements or requested by the Required Lenders to ensure that, as of the Closing Date, none of the Lenders or any of their Affiliates are in possession of any material non-public information relating to the Loan Parties or any of their Subsidiaries or any of their respective securities, or otherwise constitute Public Lenders.

Each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans of one Type to another Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that as of the Closing Date, each Borrowing Date and each date of delivery of a quarterly or annual financial statement pursuant to Section 6.01 (each, a “Credit Date”):

5.01 Existence, Qualification and Power.

Each Loan Party is a Chapter 11 Debtor. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to any necessary Bankruptcy Court approval, including, without limitation, entry of the Interim Order or the Final Order, as the case may be, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents or Material Contracts to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

Subject to the entry and terms of the Orders, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except, in each case, where enforcement is stayed upon commencement of the Cases; or (c) violate any applicable Law in any material respect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Contract, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject to the Orders)) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and recordings necessary to perfect Liens created under the Collateral Documents, (ii) with respect to clause (d) above, any approvals, authorizations or filings that may be required under the Securities Laws and (iii) such authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, including the applicable Order. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect.

Subject to the entry of and the terms of the Orders, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of and the terms of the Orders, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2016, and the related consolidated statements of income or operations, and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal quarter-end or year-end adjustments.

(c) Since the Petition Date, except as disclosed in Holdings’ public filings with the SEC made prior to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of Holdings and the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries on a consolidated basis.

(e) The Approved Budget delivered by or on behalf of the Borrower to the Administrative Agent or the Lenders during the period prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts. There is no fact known to Holdings, the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect which has not been disclosed herein.

5.06 Litigation.

Other than the Chapter 11 Cases, or as stayed upon commencement of the Chapter 11 Cases, there are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of Holding’s other Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any Related Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Other than defaults directly arising solely as a result of the commencement of the Chapter 11 Cases, neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation in any manner that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.

5.08 Ownership of Property; Liens; Investments.

(a) Subject to the rights of counterparties under the applicable provisions of the Bankruptcy Code, including, without limitation, Section 365 thereof, each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list as of the Closing Date of all Liens (except Liens securing the Obligations) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and fair market value thereof (as reasonably determined by the Borrower). Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents or the Orders.

(d) Schedules 5.08(d)(i) and (ii) set forth as of the Closing Date a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee or the lessor, respectively, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and annual rental cost thereof. Subject to the provisions of Section 365(e)(1) of the Bankruptcy Code, each such lease is the legal, valid and binding obligation of such Loan Party or Subsidiary party thereto, enforceable against such Loan Party or Subsidiary in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date (other than Investments in Subsidiaries), showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance.

Except as specifically disclosed in Schedule 5.09 or for any matters, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect:

(a) the Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not reasonably be expected to result in an Environmental Liability;

(b) (i) none of the properties currently or, to the best knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or any analogous foreign, state, provincial, territorial or local list; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws, and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to result in an Environmental Liability; and

(c) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in an Environmental Liability.

5.10 Insurance.

The properties of the Borrower, Holdings and its other Subsidiaries are insured with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes.

The Borrower, Holdings and each of their respective Subsidiaries have filed all federal, state, territorial and other material tax returns and reports required to be filed, and have paid all federal, state, territorial and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP. To the best knowledge of Holdings and the Borrower, there is no proposed Tax assessment against the Borrower, Holdings or any other Subsidiary that would, if made, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Compliance Generally. Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is a prototype plan that is the subject of a favorable opinion letter from the IRS) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Foreign Plan has been maintained in compliance in all material respects with its terms and applicable law. As of the Closing Date, neither Borrower, Holdings or any Subsidiary has any material liability for any Foreign Plan that is required to be registered under the Income Tax Act (Canada).

(b) Pending Claims. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event. As of the Closing Date, no ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect and there are no unfunded liabilities with respect to any Foreign Plans that could reasonably be expected to have a Material Adverse Effect.

5.13 Use of Proceeds.

The proceeds of the Loans are being and shall at all times be used by the Borrower (and, to the extent provided to them by the Borrower, each other Loan Party and their Subsidiaries) solely as follows: to the extent set forth in the Approved Budget and in accordance with the terms of the Orders, (a) for working capital and general corporate purposes of the Loan Parties and their Subsidiaries during the Chapter 11 Cases (excluding the repayment of any Indebtedness), (b) to enable the Loan Parties and their Subsidiaries to pay (i) interest, fees, costs and expenses related to the Facility, (ii) the fees, costs and expenses of professionals retained in the Chapter 11 Cases and approved by the Bankruptcy Court and (ii) the fees, costs and expenses of the Lenders (or any of their Affiliates or related funds), including the fees, costs and expenses of the Lender Advisors, (c) to enable the Loan Parties and their Subsidiaries to make the Adequate Protection Payments, (d) to enable the Loan Parties and their Subsidiaries to make all permitted payments of costs of administration of the Chapter 11 Cases, including prepetition amounts as authorized by the Bankruptcy Court, (e) reduction of the ABL DIP Facility and (f) payment of the Carve-Out; provided, however, that, in no event shall any cash or proceeds of the Loans be used by the Borrower or any other Loan Party or their Subsidiaries (x) in any manner inconsistent with any provision in this Agreement, any other Loan Document, the Approved Budget or the Orders or (y) in connection with investigating (including discovery proceedings), initiating, asserting, joining, commencing, supporting or prosecuting any claims, causes of action, adversary proceedings or other litigation against the Lenders, the Administrative Agent, the holders of the 6% Notes, the trustee under the 6% Notes Indenture and each of their respective Related Parties with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (1) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (2) any so-called “lender liability” claims and causes of action; (3) any action with respect to the validity, enforceability, priority and extent of the 6% Notes or the Loans; (4) any action seeking to invalidate, set aside, avoid or subordinate, in whole or in part, the 6% Notes or the Loans; or (5) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to any or all of the Secured Parties hereunder or under the Loan Documents, or for any purpose that is prohibited under the Bankruptcy Code, in each case, other than an aggregate amount not to exceed $50,000 that may be used by, or to reimburse, the fees, costs or expenses of, the Committee in connection with the investigation of the prepetition claims of the holders of the 6% Notes or their Affiliates.

5.14 Subsidiaries; Equity Interests; Loan Parties.

As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by a Loan Party in the amounts specified in Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents or the Orders. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than such Subsidiaries and those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Collateral Documents or the Orders. Set forth in Part (c) of Schedule 5.13 is a complete and accurate list of Holdings and all Loan Parties, showing as of the Closing Date, the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Closing Date.

5.15 Margin Regulations; Investment Company Act.

(a) Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” (within the respective meanings of Regulation U issued by the FRB), or extending credit for the purpose of “buying” or “carrying” any “margin stock”. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for purposes of “buying” or “carrying” any “margin stock” or (b) for any purpose that violates the provisions of the Regulations of the FRB.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be, or after giving effect to the Transaction will be required to be, registered as an “investment company” under the Investment Company Act of 1940.

5.16 Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, including any confidential information memorandum (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17 Compliance with Laws.

Subject to the entry of the Orders, as applicable, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Intellectual Property; Licenses, Etc.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries own, or possess adequate rights to use on a worldwide basis, all trademarks, service marks, trade names, trade dress, internet domain names, copyrights published and unpublished works of authorship (including software), patents, patent rights, inventions and discoveries (whether patentable or not), franchises, licenses and all registrations, recordations and applications of the foregoing know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (collectively,

“Intellectual Property Rights”) owned by such Loan Party (“IP Rights”)or as such Intellectual Property is used in or is reasonably necessary for the operation of their respective businesses, free and clear of all Liens, encumbrances, or security interests in favor of any Person, that would conflict with the Liens in favor of the Administrative Agent or that are otherwise permitted under the Orders and without conflict with the rights of any other Person, and Schedule 5.18 sets forth a complete and accurate list of all such registered IP Rights owned by each Loan Party and each of its Subsidiaries as of the Closing Date. To the knowledge of Holdings or the Borrower, the use by the Loan Parties or their Subsidiaries of the IP Rights and the operation of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any Person in any material respect, and no Loan Party has received any notice of any claim of infringement or misappropriation of the Intellectual Property rights of any Person in the past six (6) years. No judgment, holding, decision, claim or litigation regarding any of the IP Rights is pending or, to the best knowledge of the Borrower and Holdings, threatened, or rendered, by any Governmental Authority or Person which, either individually or in the aggregate, could limit or cancel any Loan Party’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower and Holdings no Person has infringed or misappropriated any IP Rights owned by a Loan Party in any material respect.

(b) Each Loan Party has taken such actions to protect and preserve the confidentiality of all trade secrets and other material confidential information included in the IP Rights as are commercially reasonable in accordance with industry standards.

(c) [Reserved].

(d) [Reserved].

(e) Each Loan Party has complied at all times in all material respects with applicable Laws regarding the collection, retention, use and protection of personal information except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Person (including any Governmental Body) has made any claim or commenced any action relating to the Loan Party’s privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any of such business or to the best knowledge of the Borrower and Holdings threatened any such claim or action or conducted any investigation or inquiry thereof. To the best knowledge of the Borrower and Holdings, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, will not violate any applicable Laws or the privacy policy of any Loan Party as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of such Loan Party.

5.19 Initial Budget. The Borrower has prepared and delivered to the Administrative Agent and the Lenders an initial budget (attached hereto as Exhibit J), which reflects the Loan Parties’ anticipated cash receipts and anticipated disbursements for each calendar week during the period from the Petition Date through and including the end of the thirteenth (13th) calendar week following the Petition Date (the “Initial Budget”). The Initial Budget (and each subsequent Approved Budget hereunder) shall be deemed the “Approved Budget” for all purposes hereof until superseded by another Approved Budget pursuant to the provisions set forth herein.

5.20 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21 Labor Matters.

Except as described on Schedule 5.21 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and to the knowledge of any Responsible Officer of the Borrower and Holdings, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.22 Collateral Documents.

This Agreement and the Collateral Documents, taken together with the Interim Order and/or the Final Order, as applicable, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties valid, binding, enforceable perfected Liens on, and security interests in, the Collateral pledged under the Loan Documents and/or the Orders (subject to Liens permitted by Section 7.01), in each case, having the priorities set forth in the Interim Order and/or the Final Order and subject only to the Carve-Out. Pursuant to the terms of the Interim Order and/or Final Order, no filing or other action will be necessary to perfect or protect such Liens and security interests. Pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations of the Loan Parties under this Agreement will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and all superpriority administrative expense claims granted to any other Person (including (for the avoidance of doubt, subject to the entry of the Final Order) avoidance actions and the proceeds thereof), subject only to the Carve-Out, which claims shall have recourse to all of the Loan Parties’ assets (including avoidance actions and the proceeds thereof).

5.23 Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the actual knowledge of the Responsible Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.24 Orders. Each of the Interim Order (to the extent necessary, with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Administrative Agent and Required Lenders, in their sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

5.25 Bankruptcy Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date, in accordance with applicable requirements of law and proper notice thereof under the circumstances, and proper notice of (x) the motion seeking approval of the Loan Documents and entry of the Orders, as applicable and (y) the hearings for the approval of the Interim Order have been held by the Bankruptcy Court.

(b) After the entry of the Orders, the Obligations will constitute DIP Superpriority Claims (as defined in the Orders) having the priority set forth in the Orders.

(c) After the entry of the Orders, as applicable, and pursuant to and to the extent provided in the Orders, as applicable, the Obligations will be secured by valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral, in each case, having the priorities set forth in the Interim Order and/or the Final Order and subject only to the Carve-Out.

5.26 Material Contracts. Subject to Schedule 6.21, Schedule 1.02 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. To the extent requested by the Administrative Agent, the Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder and until all Loans and other Obligations are paid in full in cash in accordance with this Agreement, each of Holdings (except in the case of Section 6.11) and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five (5) Business Days of the Lenders’ receipt of such items):

(a) Annual Financials. As soon as available, but in any event on or prior to April 30, 2018, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any exception or any qualification with respect to the absence of any material misstatement; and

(b) Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal quarter-end or year-end adjustments and the absence of footnotes.

(c) Monthly Financials. As soon as available, but in any event within 30 days after the end of each fiscal month, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations and cash flows for such fiscal month and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

As to any information contained in materials furnished pursuant to Section 6.02(d), neither Holdings nor the Borrower shall be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings and the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five Business Days of the Lenders’ receipt of such items):

(a) [Intentionally Omitted];

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) [Reserved] ;

(d) SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) Other Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) Insurance Coverage. As soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) Investigations. Promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) Related Document Notices. Not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents as the Administrative Agent may reasonably request;

(i) Environmental Notices. Promptly after the assertion or occurrence thereof, notice of any action or proceeding alleging an Environmental Liability against any Loan Party or any of its Subsidiaries that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property owned by the Loan Parties with a fair market value in excess of $3,000,000 to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j) Schedule Supplements. As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete and (ii) a report supplementing Schedules 5.08(e) and 5.14 and each schedule to the Security Agreement containing a description of all changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent; and

(k) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices.

Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default, or any default or event of default or breach of any provision in the Restructuring Support Agreement or the Orders;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any Environmental Laws, but only if any of the matters described in the foregoing clauses (i) through (iii) has resulted or reasonably could be expected to result in a Material Adverse Effect;

(c) after a Responsible Officer of the Borrower or Holdings knows or has reason to know of the occurrence of any ERISA Event that could reasonably be expected to result in liability of one or more Loan Parties or any Subsidiary thereof in excess of $2,500,000;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;

(f) of any announcement by Moody’s or S&P of any change in a Debt Rating; and

(g) after receipt thereof by Borrower or any ERISA Affiliate, of (i) any notice from the PBGC stating its intention to terminate any Benefit Plan or to have a trustee appointed to administer any Benefit Plan or (ii) any notice concerning (A) the imposition of withdrawal liability by any Multiemployer Plan, (B) the insolvency, reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any Subsidiary thereof or any ERISA Affiliate in connection with any event described in clause (A) or (B). and (iii) after the filing or receipt thereof, of any notice, letter or communication which any Borrower or any ERISA Affiliate receives from, or files with, the PBGC with respect to any Benefit Plan or any Multiemployer Plan, if such notice, letter or communication could result in any material liability to Borrower or any ERISA Affiliate.

Each notice pursuant to Section 6.03 (other than Section 6.03(f) and Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary and such contest could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) as may be required pursuant to the Restructuring Support Agreement; provided that, obligations of the Loan Parties hereunder are subject to the provisions of the Bankruptcy Code and any required approvals by an applicable order of the Bankruptcy Court; and further provided that the Loan

Parties shall be obligated only to pay all of the foregoing to the extent constituting post-petition obligations that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases and to perform all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A which are not Affiliates of the Borrower, insurance with respect to its properties and business against interruption, loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for such insurer to endeavor to give not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. The Loan Parties shall cause the Administrative Agent to be named on each policy evidencing such insurance as secured party, mortgagee, loss payee or additional insured, as applicable, in a manner acceptable to the Administrative Agent.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.09 Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) Permit the Administrative Agent and any Lender, subject to reasonable advance notice to, and reasonable coordination with, the Borrower and during normal business hours, to visit and inspect the properties of the Loan Parties, at the Borrower’s expense as provided in clause (b) below, inspect, audit and make extracts from the Loan Parties’ corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the Loan Parties’ business, financial condition, assets and results of operations (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants). No such inspection or visit shall unduly interfere with the business or operations of the Loan Parties, nor result in any damage to the property or other Collateral. Neither the Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(b) Reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with (i) two (2) examinations per fiscal year of the Loan Parties’ books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate and (ii) appraisals of Collateral. Subject to and without limiting the foregoing, the Borrower specifically agrees to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

6.11 Use of Proceeds.

At all times use the proceeds of the Loans solely for the purposes described in Section 5.13 and otherwise in accordance with the terms of this Agreement and the Orders.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition, cause such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Joinder Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ obligations under the Loan Documents and pledge a security interest in and to all of its assets in support of such guaranty in accordance with the terms and conditions of the Security Agreement (for each Domestic Subsidiary);

(ii) within 15 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Domestic Subsidiary, in detail satisfactory to the Administrative Agent;

(iii) within 30 days after such formation or acquisition, cause such Domestic Subsidiary, and each direct and indirect parent of such Domestic Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Domestic Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Domestic Subsidiary, or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties, and with respect to each Mortgaged Property encumbered by a Mortgage, pursuant to this Section 6.12(a)(iii), deliver the items set forth in Sections 4.01(a)(iv) and 6.21 hereof;

(iv) within 30 days after such formation or acquisition, cause such Domestic Subsidiary, and each direct and indirect parent of such Domestic Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), hypothecs, Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto) delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of $3,000,000 or more that is owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any property (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest and Lien in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within 15 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties, and with respect to each Mortgaged Property encumbered by a Mortgage pursuant to this Section 6.12(b)(ii), deliver the items set forth in Sections 4.01(a)(iv) and 6.21 hereof,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of any real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of $3,000,000 or more, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Domestic Subsidiary (other than any Subsidiary that is held directly or indirectly by a CFC) of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Domestic Subsidiary under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Domestic Subsidiary (other than any Subsidiary that is held directly or indirectly by a CFC) of the Borrower to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto) delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the discretion of the Administrative Agent, may be given by in-house counsel) as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages (other than leasehold mortgages and leasehold deeds of trust), Security Agreement Supplements and other security and pledge agreements (including amendments and supplements thereto).

Notwithstanding anything in this Section 6.12 to the contrary no Loan Party shall be required to deliver a mortgage on any real property or series of related real properties with a fair market value (as reasonably determined by the Borrower) of less than $3,000,000. Notwithstanding anything in any of the Loan Documents to the contrary, nothing in this Agreement or any other Loan Document shall require any

Borrower or Loan Party to make any filings or take any actions to record or to perfect the Administrative Agent’s security interest in any IP Rights other than filing of documents effecting the recordation of security interests in the United States Copyright Office or United States Patent and Trademark Office.

6.13 Compliance with Environmental Laws.

Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Preparation of Environmental Reports.

At the request of the Required Lenders from time to time upon the occurrence of any Release of Hazardous Materials or other event governed by Environmental Law that could reasonably be expected to materially impair the interests of the Secured Parties in any property of the Loan Parties, provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental site assessment report for any of such properties, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15 Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Domestic Subsidiaries’ (other than any CFC and any Subsidiary that is held directly or indirectly by a CFC) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Domestic Subsidiaries (other than any CFC and any

Subsidiary that is held directly or indirectly by a CFC) to do so, and (c) if an Event of Default has occurred and is continuing, deliver to the Administrative Agent such surveys, appraisals, environmental assessments, title insurance updates or policies and other related documents with respect to each parcel of real estate subject to a Mortgage.

6.16 Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Additional Chapter 11 Reporting.

(a) Updated Budget. Not later than 5:00 p.m. New York City time on February 23, 2018 and every second Friday thereafter (or as more frequently requested by the Administrative Agent) (each, a “Budget Delivery Date”), the Loan Parties shall deliver (email shall suffice) to the Administrative Agent and the Lenders a supplement to the Approved Budget covering the subsequent 13-week period (and not re-forecasting periods in prior Approved Budgets), consistent with the form and level of detail set forth in the Initial Budget and otherwise in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders) in all material respects (each such supplement, solely to the extent approved by the Administrative Agent, an “Updated Budget”) reflecting the Loan Parties’ anticipated cash receipts and anticipated disbursements for each calendar week during the thirteen (13) calendar week period beginning on the Saturday following the applicable Budget Delivery Date, together with a report setting forth the amount by which any line item has changed since the prior Approved Budget. Upon (and subject to) the approval of any such Updated Budget by the Administrative Agent (at the direction of the Required Lenders), such Updated Budget shall constitute the then-Approved Budget for purposes hereof; provided, however, that in the event the Administrative Agent provides written notice to the Loan Parties (including, by email) that the proposed Updated Budget is not acceptable, and the Administrative Agent (at the direction of the Required Lenders) and the Loan Parties are unable to reach agreement regarding such Updated Budget, then the Approved Budget most recently in effect shall remain the Approved Budget.

(b) Variance Reporting. Beginning on February 16, 2018 and every Friday thereafter (each, a “Variance Reporting Delivery Date”), the Loan Parties shall deliver to the Administrative Agent and the Lenders (email shall suffice) a report, in form and substance satisfactory to the Administrative Agent (at the direction of the Required Lenders) in all material respects (each a “Variance Report”), setting forth (i) actual results for the following items identified in the Approved Budget: (A) Total Cash Receipts, (B) Total Operating Disbursements, (C) “total financing cash receipts/disbursements”, (D) “total QP disbursements / adjustments”, (E) “total other disbursements / adjustments”, and (F) “liquidity” of the Loan Parties for the previous calendar week ended on the immediately preceding Friday, and setting forth all the variances, on a line item and aggregate basis, as compared to the corresponding amounts set forth in the then-current Approved Budget for such week/period, in each case, on a cumulative basis from the beginning of the period covered by the then-current Approved Budget, together with an explanation of (1) in reasonable detail, all material variances from the then current Approved Budget for such period and (2) in the case of a Variance Report immediately following the end of any Testing Period other than a Permitted Variance, the Loan Parties’ compliance with the Permitted Variances for such Testing Period or identifying and explaining in reasonable detail any non-compliance by the Loan Parties with the Permitted Variances for such Testing Period, and (ii) the variance, if any, in the amount contained in the Approved Budget with respect to projected Cumulative Net Operating Cash Flow compared to the actual Cumulative Net Operating Cash Flow as of the end of the last day covered by the Variance Report. Variances other than any Permitted Variance, if any, from the applicable Approved Budget, and any proposed changes to the applicable Approved Budget, shall be subject to the prior written consent of the Administrative Agent and the Required Lenders.

(c) [Reserved].

(d) Lender Conference Calls. Arrange for (x) a teleconference (the “Management Conference Call”) to take place at least once per calendar month (at such time as is reasonably satisfactory to the Administrative Agent), which Management Conference Call shall (i) require participation by at least one senior member of the Borrower’s management team and permit participation by such professional advisors to the Borrower as are required by the Borrower and such Lenders and Lender Advisors as elect to participate therein (provided, that, each Lender and Lender Advisor shall be provided with an invitation to and details of such Management Conference Call at least two (2) Business Days prior to the scheduled date therefor) and (ii) be intended for purposes of discussing the Loan Parties’ financials (including any budget proposed to be the Approved Budget, Variance Reports and any projections) and such other information and matters reasonably related thereto or reasonably requested by any Lender and (y) a teleconference with professional advisors to the Borrower (the “Advisors Conference Call”) to take place at least once per calendar week (at such time as is reasonably satisfactory to the Administrative Agent), which Advisors Conference Call shall be intended for purposes of discussing any budget proposed to be the Approved Budget, Variance Reports and any projections and such other information and matters reasonably related thereto or reasonably requested by any Lender.

6.18 Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.19 Restructuring Obligations.

(a) Maintain at all times the Restructuring Support Agreement in full force and effect with respect to all parties party thereto (including the Loan Parties).

(b) Keep the Cash Management Order in effect at all times on and after the Closing Date. Maintain a cash management system subject to the Cash Management Order and at all times satisfactory to the Required Lenders.

(c) Comply with all Milestones.

6.20 Collateral Monitoring and Reporting.

(a) Each Loan Party shall keep accurate and complete records in respect of Collateral to the extent and in the manner required by the ABL DIP Facility and shall, promptly upon reasonable request from the Administrative Agent or the Required Lenders, make copies of all documents and other information relating thereto available to the Agent and the Lenders.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Administration of Deposit Accounts. Schedule 6.20 sets forth all Deposit Accounts (other than Excluded Deposit Accounts (as defined in the ABL DIP Credit Agreement)) maintained by the Loan Parties, including all Dominion Accounts (as defined in the ABL DIP Credit Agreement), as of the Closing Date. The Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account by any Loan Party (other than any Excluded Deposit Accounts).

(f) [Reserved].

(g) [Reserved].

6.21 Post-Closing Actions. Take the actions and provide the deliverables, in the manner and form and in substance satisfactory to the Administrative Agent (at the direction of the Required Lenders), described on Schedule 6.21 within the time period after the Closing Date specified on such Schedule 6.21 or such longer period as may be approved by the Required Lenders.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied in full in cash, each of Holdings and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower, Holdings or any of its other Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (including any financing statements filed in connection with any of the following):

(a) Liens pursuant to any Loan Document or the Orders, including Liens securing obligations under the ABL DIP Facility;

(b) Liens existing on the Closing Date, existing immediately prior to the commencement of the Chapter 11 Cases, and, in each case, listed on Schedule 5.08(b), excluding any renewals or extensions thereof or other modifications thereto;

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) easements, (ii) rights-of-way, (iii) servitudes, (iv) restrictions, (v) reservations, limitations, provisos and conditions expressed in an original grant from the Crown and (vi) other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) Licenses and sublicenses of IP Rights granted to third Persons in the ordinary course of business;

(j) [reserved];

(k) [reserved];

(l) [reserved];

(m) [reserved]; and

(n) Liens in favor of a depositary institution on cash deposits and other funds maintained with such depository institution in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-208 of the UCC.

7.02 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract; provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding (i) under the Prepetition Debt Documents and (ii) on the Closing Date, as set forth on Schedule 7.02;

(e) Guarantees of Holdings, the Borrower, or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiaries; and

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000.

7.03 Investments.

Make or hold any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, in each case, to the extent permitted under the Approved Budget;

(c) (i) Investments by Holdings and its Subsidiaries in Loan Parties (other than Holdings) and (ii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries of the Borrower that are not Loan Parties (but solely in the form of holding Equity Interests therein (but making no contribution thereto after the Closing Date)); provided that each such Investment that consists of intercompany Indebtedness owing to a Loan Party shall be evidenced by an intercompany note which shall be delivered to, and in form reasonably acceptable to, the Administrative Agent and shall constitute “Pledged Debt” pursuant to the terms of the Security Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business consistent with past practice, to the extent such extension is for a period of not longer than 90 days, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date and set forth on Schedule 5.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a); and

(h) any other Investments consented to in writing by the Administrative Agent (at the direction of the Required Lenders).

7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom on a pro forma basis:

(a) any Domestic Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Domestic Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) [reserved];

(c) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings); and

(d) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to any other Subsidiary.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, or issue or sell any shares of Equity Interests to any Person except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business consistent with past practice;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to any other Loan Party;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions of equipment provided that to the extent the aggregate amount of Net Cash Proceeds of all equipment sold pursuant to this clause (f) exceeds $1,000,000, such excess proceeds are applied to repay the Loans pursuant to Section 2.09(b); and

(g) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(g) shall be for fair market value (as reasonably determined by the Borrower or the applicable Subsidiary).

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary (hereinafter, the “Payor”) may make Restricted Payments to (i) the Borrower, (ii) any Subsidiaries of the Borrower that are Guarantors, and (iii) in the event the Payor files a consolidated, combined, unitary or similar type income tax return with Holdings, the Borrower, or any other Subsidiaries that are Guarantors and own a direct or indirect Equity Interest in Payor, to such parties and their Subsidiaries to permit parties to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided, that the amount of such Restricted Payment shall not be greater than the amount of such taxes or expenses that would have been due and payable by such parties and any Subsidiaries of such parties had such parties not filed a consolidated, combined, unitary or similar type return with the Payor;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d) in addition to the Restricted Payments permitted in clause (a), the Borrower may declare and pay cash dividends to Holdings so long as no Default exists or would be caused thereby, in an aggregate amount not to exceed $1,000,000 in any fiscal year to permit Holdings to pay reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers) but only to the extent such payments are actually made by Holdings.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than the Loan Parties), whether or not in the ordinary course of business, other than in compliance with the Approved Budget and solely if it is on fair and reasonable terms and conditions at least as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 (including the Prepetition Debt Documents) or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for any agreement in effect on the Closing Date and set forth on Schedule 7.09 (including the Prepetition Debt Documents).

7.10 Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purposes of “buying” or “carrying” any “margin stock” (within the respective meanings of Regulation U issued by the FRB), extending credit to others for the purpose of “buying” or “carrying” any “margin stock” or refunding indebtedness originally incurred for such purpose or in an manner other than as asset forth in Section 5.13 and 6.11.

7.11 Financial Covenants.

(a) Permit any Variance to occur for the most recently ended Testing Period (commencing with the first Testing Period after the Petition Date) other than a Permitted Variance.

(b) After the entry of the Final Order, permit Minimum Liquidity at any time to be less than $35,000,000.

7.12 Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for (i) Capital Expenditures in the ordinary course of business and not exceeding $15,000,000 in the aggregate for the Borrower and its Subsidiaries during any such fiscal year and (ii) Capital Expenditures in connection with facility and plant closures and consolidations not to exceed $10,000,000 during any such fiscal year (the “Maximum Cap Ex Amounts”), in each case, in accordance with the Approved Budget.

7.13 Amendments of Organization Documents or Material Contracts.

Amend any of its Organization Documents in any respect.

7.14 Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required by GAAP or applicable Laws, or (b) its fiscal year, except in the case of this clause (b) to a fiscal year ending December 31 or otherwise upon 30 days prior written notice to the Administrative Agent.

7.15 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(a) the prepayment of the Loans in accordance with the terms of this Agreement and any repayment of the loans under the Prepetition ABL Credit Agreement or the ABL DIP Loans; and

(b) regularly scheduled or required repayments, purchases or redemptions of Indebtedness set forth in Schedule 7.02 (except any such repayment, purchase or redemption made under the Prepetition Debt Documents, other than as permitted by the Orders).

Notwithstanding the foregoing clause (a) of this Section 7.15, Holdings and the Borrower shall not, nor shall they permit any Subsidiary to, directly or indirectly, make any payment in violation of the Orders.

7.16 Amendment, Etc. of Related Documents and Indebtedness.

(a) Cancel or terminate any Prepetition Debt Documents or consent to or accept any cancellation or termination thereof, (b) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, unless the cancellation or termination thereof could not reasonably be expected to have a Material Adverse Effect, (c) amend, modify or change in any manner any term or condition of any Prepetition Debt Documents or give any consent, waiver or approval thereunder that, in any such case, could impair the rights and remedies of the Secured Parties under the Loan Documents or otherwise result in a Material Adverse Effect, (d) amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder unless such amendment, modification or change could not reasonably be expected to have a Material Adverse Effect, (e) [intentionally omitted], (f) waive any material default or any breach of any material term or condition of any Material Contract, (g) take any other action in connection with any Related Document that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (h) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02.

7.17 Holding Company.

In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and CNMW Investments, Inc., (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the Related Documents to which it is a party and the Senior Notes Documents to which it is a party and the performance of its obligations thereunder, (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section and (f) any other activities substantially similar or related to the lines of business of Holdings in the ordinary course of business as of the Closing Date to the extent otherwise permitted under the Loan Documents.

7.18 Sanctions.

Directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

7.19 Chapter 11 Cases.

(a) Except for the Carve-Out, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other superpriority claim which is pari passu with, or senior to the claims, security interests and Liens of, the Administrative Agent, Lenders and any other Secured Parties.

(b) Make or permit to be made any change to the Orders, as applicable, without the prior written consent of the Required Lenders.

(c) Commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against the Administrative Agent, any Lender (or Affiliate thereof) or the holders of the 6% Notes with respect to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, the 6% Notes Documents, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby.

(d) Make (i) any prepetition “critical vendor” payments or other payments on account of any creditor’s prepetition unsecured claim, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code or (iii) payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except in amounts and on terms and conditions that (a) are approved by order of the Bankruptcy Court after notice and a hearing and (b) are expressly permitted by the terms of the Loan Documents and within the limits, including any allowed variance, of the Approved Budget or otherwise with the consent of the Required Lenders.

(e) File any motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Loan Parties without consulting with the Lenders and providing the Lenders prior (in any case, not less than two (2) Business Days’ (or such lesser time as may be acceptable to Required Lenders in their sole discretion)) notice and the opportunity to review and comment on each such motion.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(b), 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, 6.15, 6.17, 6.19 or 6.21 or Article VII, (ii) any Guarantor fails to perform or observe any term, covenant or agreement set forth in the foregoing subclause (i) that such Guarantor has agreed to perform or observe pursuant to Section 4.01 of any Guaranty to which it is a party, or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 5.01(c), 5.01(d), Section 5.01(g), or Section 5.02 of the Security Agreement, as applicable; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) the date that any Responsible Officer of a Loan Party has actual knowledge thereof or (ii) the date that the Administrative Agent delivers to Borrower written notice of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, if the exercise of any rights or remedies by a holder of such Indebtedness, beneficiary of such Guarantee or counterparty to such Swap Contract with respect to any of the events described in the foregoing clauses (i) and (ii) is stayed by the Bankruptcy Code or enjoined by the Bankruptcy Court, then such events shall not constitute an “Event of Default” so long as such exercise of rights or remedies remain stayed or enjoined; or

(f) [reserved]; or

(g) [reserved]; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer has an A.M. Best Financial Strength Rating of at least “A,” been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event occurs, or is reasonably likely to occur, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j) [reserved]; or

(k) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral Documents. Any Lien purported to be created pursuant to the Orders or under any Collateral Document shall for any reason (other than pursuant to the terms hereof of thereof) cease to be, or shall be asserted by any Loan Party or any Subsidiary thereof not to create a valid and perfected Lien on the Collateral purported to be covered thereby, with the priority required by the Orders or there occurs any uninsured loss of any portion of the Collateral that could be reasonably likely to result in a Material Adverse Effect; or

(n) Guaranty. The termination or attempted termination of the Guaranty by any Loan Party, any Subsidiary or any Affiliate thereof, except as expressly permitted hereunder or under any other Loan Document

(o) Chapter 11 Cases. There shall have occurred any of the following in the Chapter 11 Cases:

(i) the bringing of a motion or taking of any action, in each case, by any Loan Party in the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in the Chapter 11 Cases: (w) to obtain additional financing under section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement or that does not provide for the repayment of all Obligations under this Agreement in full in cash on the date of closing of such additional financing; (x) to grant any Lien other than Liens expressly permitted under this Agreement upon or affecting any Collateral; (y) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of the Administrative Agent under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Required Lenders; or (z) that (in the case of any Loan Party) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by any Loan Party) approves or provides authority to take any other action or actions adverse to the Administrative Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral;

(ii) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party which does not provide for the repayment of all Obligations under this Agreement (x) in a manner consistent with the Restructuring Support Agreement or (y) in full in cash, in each case, on the Chapter 11 Effective Date and to which the Administrative Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims or the termination of any Loan Party’s exclusive right to file and solicit acceptances of a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization (or of liquidation) other than the Plan of Reorganization;

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying any Loan Document or the Interim Order or the Final Order in any case without the prior written consent of the Administrative Agent and the Required Lenders;

(v) the failure to comply with any Milestone, except to the extent such Milestone is extended to a later date with the prior written consent of the Required Lenders;

(vi) the payment of, or application by any Loan Party for authority to pay, any pre-petition claim without the Administrative Agent’s and the Required Lenders’ prior written consent other than as provided in any “first day order” in form and substance reasonably acceptable to the Required Lenders and as set forth in the Approved Budget or unless otherwise permitted under this Agreement;

(vii) the entry of an order by the Bankruptcy Court appointing, or the filing of an application by any Loan Party, for an order seeking the appointment of, in either case without the consent of the Required Lenders, an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in the Chapter 11 Cases with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Loan Parties or with the power to conduct an investigation of (or compel discovery from) the Administrative Agent or the Lenders; or the sale without the Administrative Agent’s and the Required Lenders’ consent, of all or substantially all of a Loan Party’s assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise, in each case, that does not provide for payment in full in cash of the Obligations on the closing date of such sale;

(viii) the dismissal of the Chapter 11 Cases, or if any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases;

(ix) the conversion of the Chapter 11 Cases from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise;

(x) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority;

(xi) the entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xii) the failure of any Loan Party to perform any of its obligations under the Interim Order or the Final Order or any violation of any of the terms of the Interim Order or the Final Order;

(xiii) the challenge by any Loan Party to the validity, extent, perfection or priority of any liens granted under, or any obligations arising under, the 6% Notes Documents or the Loan Documents;

(xiv) the remittance, use or application of cash collateral other than in accordance with any cash management procedures and orders entered by the Bankruptcy Court;

(xv) the entry of an order (other than the Orders) in any of the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to the Agent, on behalf of itself and the Lenders, without the consent in writing of the Administrative Agent and the Required Lenders;

(xvi) the filing of a motion by any Loan Party requesting, or the entry of any order granting, any super-priority claim which is senior or pari passu with the Lenders’ claims except to the extent the claim relates to new financing that provides for the repayment of all Obligations under this Agreement irrevocably in full in cash on the closing of such new financing;

(xvii) except to the extent expressly permitted by the terms of the Restructuring Support Agreement, the entry of an order precluding or modifying the Administrative Agent from having the right to or being permitted to “credit bid”;

(xviii) any attempt by any Loan Party to reduce, set off or subordinate the Obligations or the Liens securing such Obligations to any other debt;

(xix) the Interim Order or the Final Order or any provision thereof (as applicable) is reversed, vacated or stayed, in each case, without the consent of the Required Lenders;

(xx) the payment of or granting adequate protection with respect to any Prepetition Indebtedness, except as set forth in the Interim order or the Final Order;

(xxi) an application for any of the orders described in this Section 8.01(p) shall be made by a Person other than the Administrative Agent or the Lenders and such application is not contested by the Loan Parties in good faith and the relief requested is granted in an order that is not stayed pending appeal;

(xxii) the cessation of Liens or super-priority claims granted with respect to this Agreement to be valid, perfected and enforceable in all respects; or

(xxiii) the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Loan Documents, the Orders, the Liens and the Collateral.

(p) Restructuring Support Agreement. The termination or ineffectiveness of, or any breach under, the Restructuring Support Agreement.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Aggregate Commitments to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) terminate, reduce or condition any Commitment;

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

(e) foreclose and sell, or cause to be foreclosed and sold any and all real property of the Loan Parties;

(f) immediately terminate the Loan Parties’ use of Cash Collateral (as defined in the Order in effect at such time);

(g) terminate the Facility and any Loan Document as to any future liability or obligation of the Secured Parties, but without affecting any of the Obligations or the Liens securing the Obligations;

(h) freeze monies or balances in each Loan Party’s Accounts;

(i) immediately set-off any and all amounts in Accounts maintained by the Loan Parties with the Administrative Agent or the Lenders against the Obligations, or otherwise enforce any and all rights against the Collateral in the possession of the applicable Lenders, including, without limitation, foreclosure on all or any portion of the Collateral, collection of accounts receivable, occupying the applicable Loan Party’s premises and sale or disposition of the Collateral;

(i) apply any and all monies owing by any Secured Party to any Loan Party to the payment of the Loans, including interest accrued thereon, or to payment of any or all other Obligations then owing by the Loan Parties; and

(j) subject to the Interim Order and Final Order, as applicable, exercise any other rights and remedies available to the Agent (including, without limitation, hereunder and under any other Loan Documents), the Lenders or any other Secured Party under applicable Law, any Loan Document, the Interim Order, the Final Order or otherwise.

8.03 Code and Other Remedies.

(a) UCC Remedies. Subject to the Orders, during the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, any other Loan Documents and in any other instrument or agreement securing, evidencing or relating to any Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Subject to the Orders, the Administrative Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by the Interim Order or Final Order and any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived (except as required by the Interim Order or the Final Order)), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self- help, without judicial process, without first obtaining a final judgment or giving any Loan Party or any other Person notice or opportunity for a hearing on the Administrative Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral, (iii) Dispose of, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, (iv) withdraw all cash and Cash Equivalents in any Deposit Account or Securities Account of a Loan Party and apply such cash and Cash Equivalents and other cash, if any, then held by it as Collateral in satisfaction of the Obligations, and (v) give notice and take sole possession and control of all amounts on deposit in or credited to the DIP Collateral Account or any other Deposit Account or Securities Account pursuant to the related account control agreement. The Administrative Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Laws, upon any such private sale, to purchase the whole or any part of the Collateral so sold (and, in lieu of actual payment of the purchase price, may “credit bid” or otherwise set off the amount of such price against the Obligations), free of any right or equity of redemption of any Loan Party, which right or equity is hereby waived and released.

(c) Management of the Collateral. Subject to the Orders, each Loan Party further agrees, that, during the continuance of any Event of Default, (i) at the Administrative Agent’s request, it shall assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere, (ii) without limiting the foregoing, the Administrative Agent also has the right to require that each Loan Party store and keep any Collateral pending further action by the Administrative Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Administrative Agent is able to Dispose of any Collateral, the Administrative Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Agent and (iv) the Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Administrative Agent shall not have any obligation to any Loan Party to maintain or preserve the rights of any Loan Party as against third parties with respect to any Collateral while such Collateral is in the possession of the Administrative Agent.

(d) Direct Obligation. Subject to the Orders, neither the Administrative Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Loan Party, any other Loan Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Administrative Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any applicable Law. To the extent it may lawfully do so, each Loan Party absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(e) Commercially Reasonable. To the extent that applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent to do any of the following:

(i) fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Administrative Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain Permits, or other consents, for access to any Collateral to Dispose of or for the collection or Disposition of any Collateral, or, if not required by other applicable Laws fail to obtain Permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Administrative Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of any Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of any Collateral.

Each Loan Party acknowledges that the purpose of this Section 8.03 is to provide a non- exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.03. Without limitation upon the foregoing, nothing contained in this Section 8.03 shall be construed to grant any rights to any Loan Party or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 8.03.

8.04 Application of Funds.

After the exercise of remedies provided for in Section 8.02, Section 8.03 or pursuant to the Orders (or after the Loans have automatically become immediately due and payable as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.11 be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of any sale, collection, other realization or other enforcement of remedies, including, without limitation, compensation to the Administrative Agent and its agents and counsel payable pursuant to the Loan Documents, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of any sale, collection, other realization or other enforcement of remedies, including, without limitation, costs and expenses incurred by the other Secured Parties and all expenses, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

Third, to interest and fees then due and payable on Loans and other amounts due pursuant to Sections 3.02, 3.03, 3.04 and 3.05;

Sixth, to the principal balance of Loans then outstanding on a pro rata basis;

Seventh, to all other Obligations on a pro rata basis; and

Eighth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Eighth of this Section 8.03, the Loan Parties shall remain liable for any deficiency.

8.05 Deficiency. Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Obligations.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wilmington Savings Fund Society, FSB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of Holdings, the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) [Reserved].

(c) Wilmington Savings Fund Society, FSB shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes Wilmington Savings Fund Society, FSB to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) [Reserved].

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and, so long as no Event of Default has occurred and is continuing, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 [Reserved].

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 11.04.

(c) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01.

Upon request by the Administrative Agent any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Credit Bidding. Subject to any express restrictions set forth in the Restructuring Support Agreement, the Loan Parties and the Lenders hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any Disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Subject to any express restrictions set forth in the Restructuring Support Agreement, in connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid or purchase at such Disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) the Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith the Administrative Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.

9.12 Tax Indemnity.

To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from or reduction of withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty.

Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, whether arising as a result of any law or regulation of any jurisdiction or any other event affecting any term of the Obligations.

10.02 Rights of Lenders.

Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers.

Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) subject to Section 10.05, any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) subject to Section 10.05, any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Holdings waives any rights and defenses that are or may become available to Holdings by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent.

The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation.

Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid in full in cash and performed in full and the Aggregate Commitments and this Agreement are terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash and the Aggregate Commitments and this Agreement are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination.

Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09 Condition of Borrower.

Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements.

(a) Holdings understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Holdings may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty. Holdings further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Holdings’ rights, if any, may entitle Holdings to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, Holdings freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Holdings will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Holdings will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Holdings in this Guaranty include any right or defense that Holdings may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Holdings waives all rights and defenses that Holdings may have because any of the Obligations is secured by real property. This means, among other things, (i) the Secured Parties may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from Holdings even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Holdings waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

10.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Required Lender and Unanimous Consent. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) [reserved];

(ii) [reserved];

(iii) subject to Section 2.19, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iv) subject to Section 2.19, postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document or modify the definition of “Maturity Date” (or waive any provision thereof) without the written consent of each Lender directly and adversely affected thereby;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(vi) change Section 2.10 or Section 8.04 in a manner that would expressly alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vii) change any provision of this Section 11.01 or the definition of “Required Lenders,” “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii) subject to Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(ix) subject to Section 9.10, release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(x) subordinate the Obligations or the Liens securing the Obligations without the written consent of each Lender; or

(xi) modify the definition of “Interest Period” without the consent of each affected Lender;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (B) the Payment Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except those described in Section 11.01(a)(iii), (iv) and (v).

(c) Replacement of Non-Consenting Lenders. If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic Notice of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

The Lenders and the Administrative Agents shall have other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law, or in equity. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but excluding any costs of maintaining the Platform), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in each case, with respect to legal fees and expenses, limited to Stroock & Stroock & Lavan LLP and one local counsel in each jurisdiction where necessary and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable, allocated fees and time charges for attorneys (who may be employees of the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights, in each case, with respect to legal fees and expenses, limited to Stroock & Stroock & Lavan LLP and one local counsel in each jurisdiction where necessary (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable, allocated fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom or in the Chapter 11 Cases, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor any Loan Party shall assert, and each of the Borrower and the Loan Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction. For the avoidance of doubt, this subsection (d) shall not limit the obligation of the Borrower to indemnify each Indemnitee for any liabilities or damages incurred by such Indemnitee that are asserted against such Indemnitee by a third party and that are payable by the Borrower pursuant to Section 11.04(b).

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents (except in connection with any transaction permitted by Section 7.04(a), (d) or (e)) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, a holder of 6% Notes, an Affiliate of a Lender or of a holder of 6% Notes, or an Approved Fund; provided, that if the Borrower fails to respond to a request for a consent to an assignment within one (1) Business Day following the date such request is received by the Borrower, then the Borrower shall be deemed to have consented to such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or any Loan.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, each assignee shall be required to (x) be a holder of the 6% Notes and (y) become a party to the Restructuring Support Agreement prior and as a condition to the assignment of any Loans or Commitments to such assignee becoming effective.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

Notwithstanding anything to the contrary herein, each initial Lender that is a signatory to this Agreement on the Closing Date agrees that (x) after the funding of the Initial Loans on the Closing Date, it shall assign Loans and Commitments held by such Lender (after giving effect to the funding of the Initial Loans), in an amount equal to its Pro Rata Share of an amount to be determined by the Lender Advisors, to one or more Persons in connection with the initial syndication (the “Syndication”) of the Loans and Commitments to those parties to the Restructuring Support Agreement that are not Initial Lenders and (y) unless and until such Lender shall have complied with foregoing clause (x) and the Syndication shall have been consummated, it shall not assign, transfer or sell any participations in any Loans or Commitments held by it to any Person (other than in connection with the Syndication).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignments shall be effective unless and until recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (iii) through (vi) of the first proviso to Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including the documentation requirements in Section 3.01(e), and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant complies with Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The parties hereto agree and intend that Section 11.06(c) and Section 11.06(d) shall be construed so that the Obligations are treated as in “registered form” for the purposes of the Code (including Code Sections 163(f), 871(h)(2), and 881(c)(2)), and the Register and Participant Register shall be maintained in accordance with such intention.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law occurring after such Participant became a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) [Reserved].

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (provided, that in the event of any such disclosure under this clause (c), the Administrative Agent or such Lender, as the case may be, agrees to use commercially reasonable efforts to inform the Borrower of such disclosure to the extent not prohibited by Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (other than through a Person whom the Administrative Agent or such Lender actually knows to be acting in violation of his or its obligations to the Borrower or any other Loan Party).

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff.

Subject to the Orders, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any and all of the obligations of Holdings, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06 (notwithstanding the foregoing, it being understood that such assignment shall not require the consent of such Lender), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.01, 3.04 or 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) Notwithstanding anything herein to the contrary, the Borrower may at any time terminate in full the Commitment of any Lender that is a Designated Lender (without any requirement of any reduction in the Commitments of any other Lenders) by giving notice to such Designated Lender and the Administrative Agent (which notice shall specify the effective date of such termination); provided, that (i) at the time of such termination, no Event of Default exists and (ii) concurrently with such termination, the Borrower shall pay to such Designated Lender an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents. Upon satisfaction of the conditions specified in the foregoing clauses (i) and (ii), the Commitment of such Designated Lender shall terminate on the effective date specified in such notice. The termination of the Commitment of a Designated Lender pursuant to this Section 11.13(b) shall not be deemed to be a waiver of any right that the Borrower, the Administrative Agent or any Lender may have against such Designated Lender.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANY SUCH OTHER LOAN DOCUMENT IN RESPECT THEREOF) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND SUCH OTHER LOAN DOCUMENTS OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, AS MAY BE APPLICABLE, THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURTS OF THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 11.14, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS SECTION 11.14 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY OR ANY COLLATERAL IN ANY OTHER JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and the Administrative Agent has no obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency that when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

11.18 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21 [Reserved].

11.22 Subject to Orders.

Notwithstanding anything herein or in any other Loan Document to the contrary, (a) the provisions of this Agreement and the other Loan Documents (excluding from the definition thereof, solely for purposes of this Section 11.22, the Orders) are subject to the terms, covenants, conditions and provisions of the Orders, which, among other things, set out the priority, with respect to the Collateral, as between, (i) on the one hand, the Prepetition Secured Parties and, on the other hand, the Administrative Agent, the Lenders and any other Secured Parties and (ii) on the one hand, the ABL DIP Secured Parties and, on the other hand, the Administrative Agent, the Lenders and any other Secured Parties, (b) the Liens and security interests granted to the Secured Parties pursuant to the Collateral Documents (excluding from the definition thereof, solely for purposes of this Section 11.22, the Orders) are expressly subject to the Orders, (c) the rights and remedies of the Administrative Agent hereunder or under any other Loan Document are in addition to rights and remedies of Administrative Agent has pursuant to the Orders and (d) the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document is subject to the limitations and provisions of the Orders. In the event of any conflict between the terms of, on the one hand, this Agreement or any other Loan Document and, on the other hand, the terms of the Orders, the terms of the Orders shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CENVEO CORPORATION CENVEO, INC

By:	/s/ Robert G. Burton, Sr.
Name:	Robert G. Burton, Sr.
Title:	Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[ ], as a Lender

By:
Name:
Title: